Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

LGAC LLC

THIS AMENDED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 4th day of March, 2010 by Libbey Glass Inc. (“Member”).

WHERAS, The Sole Member of LGAC LLC (the “Company) previously made and entered into a Limited Liability Company Agreement dated June 30th, 2000 and now wishes to Amend and Restate that Agreement in its entirety,

WHEREAS, said June 30th, 2000 agreement is by this agreement declared null and void and Amended and Restated in its entirety as follows;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

FORMATION AND OFFICES

1.1 Formation

Pursuant to the Act, the Member has formed a Delaware limited liability company effective upon the filing of the Certificate (hereinafter defined) of the Company with the Secretary of State of Delaware.

1.2 Principal Office

The principal office of the Company shall be located at 300 Madison Avenue 4th Floor, Toledo, Ohio 43699-0060, or at such other place(s) as the Managers (hereinafter defined) may determine from time to time.

1.3 Registered Office and Registered Agent

The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate of Formation, as determined from time to time by the Managers.

1.4 Purpose of Company

The purposes for which the Company is organized shall be to transact any or all lawful business for which a limited liability company may be organized under the Act.

ARTICLE 2

DEFINITIONS

2.1 Terms Defined Herein

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18. Delaware Code Annotated as amended from time to time.

“Agreement” means this Operating Agreement, as amended from time to time.

“Certificate of Formation” or “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Capital Contribution” means the total amount of cash, other property, services rendered, a promissory note or other obligation to contribute cash or property or perform services. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Company” means LGAC LLC.

“Interest” refers to all of the Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act.

“Managers” means the Persons designated or elected from time to time as managers of the Company, acting in their capacity as Managers.

“Net Cash Flow” means, with respect to any fiscal period, all operating and investment revenue during such period and any amounts theretofore held in any reserve which the Managers determine need not be held any longer in reserve, all determined in accordance with the Company’s method of accounting, less Operating Expenses.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, personally delivered or sent by United States mail, postage prepaid or sent by pre-paid, overnight delivery or sent by telecopy to such party at the last known address or fax number, as the case may be, of such party as shown on the records of the Company, the date of mailing or sending thereof being deemed the date of receipt thereof.

“Operating Expenses” means, with respect to any fiscal period, (a) to the extent paid other than with cash withdrawn from reserves therefor, the amount of cash disbursed in such period in order to operate the Company and to pay expenses (including, without limitation, management fees, wages taxes, insurance, repairs, and/or other costs and expenses) incident to the ownership or operation of the Property or the Company and (b) amounts held as reserves and for working capital.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

ARTICLE 3

CAPITALIZATION OF THE COMPANY

3.1 Initial Capital Contributions

The Member shall make an initial Capital Contribution to the capital of the Company in an amount of $10.00.

ARTICLE 4

CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES

Cash Distributions Prior to Dissolution

(a)	The Managers shall have the right to determine how much Net Cash Flow if any, of the Company shall be distributed to the Member each year.

(b)	Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act. Currently, among other prohibitions, the Act prohibits the Company from making a distribution to the extent that, after giving effect to the distribution, liabilities of the Company exceed the fair value of the assets of the Company.

4.2	Reserves

The Managers shall have the right to establish, maintain and expend reserves to provide for working capital, future investments, debt service and such other purposes, as they may deem necessary or advisable.

ARTICLE 5

MEMBERS’ MEETINGS

5.1 Meetings of Members; Place of Meetings

Regular meetings of the Member shall be held on an annual basis or more frequently as determined by the Member. All meetings of the Member shall be held at the principal offices of the Company as set forth in Section 1.2 hereof, or at such other place as shall be designated from time to time by the Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Member may be held for any purpose or purposes, unless otherwise prohibited by law or by the Certificate, and may be called by the Managers or the Member

5.2 Action Without Meeting

Any action required or permitted to be taken at any meeting of the Member of the Company may be taken without a meeting without prior notice and without a vote if consent in writing setting forth the action so taken is signed by the Member.

ARTICLE 6

MANAGEMENT AND CONTROL

6.1 Powers of the Managers

Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Managers. Any decision or act of the Managers within the scope of the Managers’ power and authority granted hereunder shall control and shall bind the Company.

6.2 Duties of Managers

In addition to the rights and duties of the Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Managers shall be responsible for and are hereby authorized to:

(a) control the day to day operations of the Company;

(b) hire or appoint employees, agents, independent contractors or officers of the Company;

(c) carry out and effect all directions of the Member;

(d) select and engage the Company’s accountants, attorneys, engineers and other professional advisors;

(e) apply for and obtain appropriate insurance coverage for the Company;

(f) temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

(g) acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(h) engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company’s business; and

(i) negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.

6.3 Number, Appointment, Tenure and Election of Managers

The Managers of the Company shall be: John F. Meier, and Susan Allene Kovach. The Member may, from time to time, amend this Section to increase or decrease the number of Managers, but in no instance shall the number of Managers be less than one. In such event the Member shall elect the required number of additional Managers or designate (as hereinafter provided) the Managers who shall no longer hold such office in the event the number is decreased.

6.4 Removal, Resignation and Election of a Manager

(a) Any Manager may be removed from such position at any time, with or without cause, by the Member.

(b) A Manager may resign from such position at any time upon giving 30 days’ prior Notice to the Member.

(c) Any vacancy created in a manager position by the removal or resignation of a Manager or otherwise shall be filled by a new Manager selected by the Member.

6.5 Compensation

(a) Except as provided in Section 6.5(b) or elsewhere in this Agreement no Manager shall be entitled to compensation for any services such Manager may render to or for the Company or be entitled to reimbursement of any general overhead expenses incurred by such Manager. Each Manager shall be entitled to reimbursement from the Company for all reasonable direct out of pocket expenses incurred on behalf of the Company.

(c)	For their services to the Company in their capacity as Managers, the Managers shall receive no compensation.

6.6 Meetings of and Voting by Managers

(a) Meetings of the Managers shall be held at such time and at such places as they shall determine. In addition, any one Manager may, upon giving four (4) days’ written Notice to the others, call a meeting of the Managers. No meeting of the Managers shall be held without a quorum being present, which shall consist of a majority of the Managers. Managers may participate in a meeting of the Managers by means of conference telephone or other similar communication equipment whereby all Managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Action of the Managers shall require the favorable vote of a majority of all Managers.

(b) Each Manager shall have one (1) vote on all matters.

(c) Any action required or permitted by this Agreement to be taken at any meeting of the Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers. Prompt Notice of the taking of any action taken pursuant to this Section 6.6(c) by less than the unanimous written consent of the Managers shall be given to those Managers who have not consented in writing.

(d) When any Notice is required to be given to any Manager hereunder, a waiver thereof in writing, signed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.

6.7 Authority to Execute Documents to be Filed Under the Act

Any Manager shall have the power and authority to execute, on behalf of the Company, the Managers or the Member, any document filed with the Secretary of the State of Delaware pursuant to the terms of the Act.

6.8 Officers

In addition to the Managers, the Company shall have a Chief Executive Officer, a Secretary, a Treasurer, and such additional officers and assistant officers having such duties as the Member shall approve from time to time. The following persons shall serve in the office set forth opposite his or her name until his or her successor is appointed with the approval of the Member:

John F. Meier Susan Allene Kovach	Chief Executive Officer Vice President and Secretary

Kenneth A. Boerger	Vice President and Treasurer
Gregory T. Geswein	Vice President Chief Financial Officer
Scott M. Sellick	Assistant Secretary/Treasurer
Jonathan S. Freeman	Vice President, Global Supply Chain Manager
Mark A. Fort	Assistant Secretary /Treasurer
Gary Doner	Assistant Secretary/Treasurer
José J. Uresti	Assistant Secretary

6.9 Powers of the Member

The Member shall not act as an agent of the Company or have any authority to act for or to bind the Company.

ARTICLE 7

LIABILITY AND INDEMNIFICATION

7.1 Liability of the Member and Managers

(a) The Member shall only be liable to make the payment of the Member’s Capital Contribution. No Member or Manager shall be liable for any obligations of the Company or any other Member or Manager.

(b) No distribution of Net Cash Flow or other cash made to the Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Managers in their sole and exclusive discretion. The Member, except as otherwise specifically provided in the Act, shall not be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

7.2 Indemnification

The Managers, any officers of the Company appointed by the Managers, and their respective stockholders, members, managers, directors, officers, partners and employees (individually and collectively, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this Article 7 shall be made only out of the assets of the Company and no Manager or Member shall have any personal liability on account thereof.

7.3 Expenses

Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 7.

7.4 Non-Exclusivity

The indemnification and advancement of expenses set forth in this Article 7 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Statute, the Act, the Certificate, this Agreement, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Managers. The indemnification and advancement of expenses set forth in this Article 7 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

7.5 Insurance

The Company may purchase and maintain insurance on behalf of the Indemnities against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnities, whether or not the Company would have the power to indemnify them against such liability under this Article 7.

ARTICLE 10

ACCOUNTING AND BANK ACCOUNTS

10.1 Fiscal Year and Accounting Method

The fiscal year and taxable year of the Company shall be as designated by the Managers in accordance with the Code. The Managers shall also determine the accounting method to be used by the Company.

10.2 Books and Financial Reports

(a) Proper and complete records and books of account shall be kept by the Managers in which shall be entered all transactions and other matters relative to the Company business The Company’s books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied.

(b) The Company shall have prepared at least annually, at the Company’s expense, financial statements (balance sheet, statement of income or loss, Members’ equity, and changes in financial position) prepared in accordance with generally accepted accounting principles. Copies of such statements and any accompanying report shall be distributed to the Members within 120 days after the close of each taxable year of the Company or as soon thereafter as possible.

10.3 Tax Returns and Elections

(a) The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Managers reasonably believe will produce the most favorable tax results for the Members.

(b) As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to the Member all information with respect to the Company necessary for the Member’s federal and state income tax returns.

10.4 Bank Accounts

All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company’s name. Withdrawals therefrom shall be made only by persons authorized to do so by the Managers.

ARTICLE 11

MISCELLANEOUS

11.1 Title to Property

Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of the Member’s ownership of an Interest. The Member shall not have any right to seek or obtain a partition of any of the assets of the Company, nor shall the Member have the right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

11.2 Notwithstanding anything contained herein to the contrary, the Member shall be permitted to pledge or hypothecate any or all of its Units to any lender to the Company (or any affiliate of the Company) or any agent acting on such lender’s behalf, and any transfer of such units pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval shall be required hereunder. Upon the exercise of remedies in connection with such pledge or hypothecation, (a) such lender (or agent) or Transferee of such lender (or agent), as the case may be, shall become a Member under this Agreement and shall succeed to all of the rights, including the right to participate in the management of the business of the Company, and shall be bound by all of the obligations of a Member under this Agreement without taking any further action on the part of such lender (or agent) or Transferee, as the case may be, and (b) without complying with any other procedures set forth in this Agreement, and following such exercise of remedies, the pledging Member shall cease to be a Member and shall have no further rights or obligations under this Agreement (other than obligations arising under Sections 11.2 hereof). The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section. This Section may not be amended or modified so long as any of the Units is subject to a pledge or hypothecation without the pledgee’s (or the Transferee of such pledgee’s) prior written consent.

11.3 No Third Party Rights

None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person

11.4 Severability

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5 Nature of Interest in the Company

A Member’s Interest shall be personal property for all purposes.

11.6 Headings

The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.7 Entire Agreement

This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.8 Representations

The Member does hereby represent and warrant by the signing of this Agreement that the Interest acquired by it was acquired for its’ own account, for investment only, and not for the benefit of any other person, and not for resale to any other person or future distribution, and that it has relied solely on the advice of its tax, investment or other advisor(s) in making his/her investment decision. The Managers have not made and hereby make no warranties or representations other than those set forth in this Agreement.

11.8 Governing Law

This Agreement shall be construed according to and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF: the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LIBBEY GLASS INC.

By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary